Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Weight Watchers International, Inc., which appears in Weight Watchers International, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2005.

PricewaterhouseCoopers LLP

New York, NY

March 29, 2005